Exhibit 99.3

Contact:	Greg Eden 508-293-7195 eden_greg@emc.com

FOR IMMEDIATE RELEASE

EMC TO OFFER $3 BILLION OF

CONVERTIBLE SENIOR NOTES

Proceeds to Be Used to Repay $2.2 Billion Credit Facility, Purchase Common Stock

HOPKINTON, Mass. – Nov. 13, 2006 – EMC Corporation (NYSE:EMC), the world leader in information management and storage, today announced its intention to offer, subject to market and other conditions, $3 billion of convertible senior notes.

EMC intends to offer $1.5 billion of convertible senior notes due in 2011 and $1.5 billion due in 2013. The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In certain circumstances, the notes may be settled with cash up to the principal amount. With respect to any conversion value in excess of the principal amount, EMC has the option to settle the excess with cash, shares of EMC common stock, or a combination of cash and common stock. The interest rate, conversion price and other terms are to be determined by negotiations between EMC and the initial purchasers of the notes. EMC also expects to grant the initial purchasers an option to purchase up to $450 million of additional notes.

Concurrently with the transaction, EMC will purchase with a portion of the offering proceeds convertible note hedge transactions with one or more of the initial purchasers of the notes, their affiliates or other financial institutions. These convertible note hedge transactions are intended to offset the dilution to EMC’s common stock resulting from potential future conversion of the notes. EMC will also enter into separate transactions with one or more of the initial purchasers, their affiliates or other financial institutions to sell warrants to purchase shares of its common stock that will have an exercise price that is approximately 50 percent higher than the closing price of EMC’s common stock on the date the warrants are issued. The counterparties to these hedging transactions, or their affiliates, will purchase shares of EMC common stock or enter into derivative transactions in EMC common stock concurrently with the pricing of the notes.

EMC will use the net proceeds from the transactions to repay in full the $2.2 billion that it borrowed under a senior credit facility to finance its acquisition of RSA Security Inc. It also expects to purchase approximately $850 million worth of shares of its common stock with proceeds from the transactions and cash on hand. EMC expects to repurchase all of these shares contemporaneously with the pricing of the notes, in privately negotiated transactions through one or more of the initial purchasers or their affiliates.

Today’s announcement does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of EMC common stock issuable upon conversion have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About EMC

EMC Corporation (NYSE: EMC) is the world leader in products, services, and solutions for information management and storage that help organizations extract the maximum value from their information, at the lowest total cost, across every point in the information lifecycle. Information about EMC’s products and services can be found at www.EMC.com.

EMC is a registered trademark of EMC Corporation. All other trademarks are the property of their respective owners.

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) risks associated with acquisitions and investments, including the challenges and costs of integration, restructuring and achieving anticipated synergies; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (vi) component and product quality and availability; (vii) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (viii) insufficient, excess or obsolete inventory; (ix) war or acts of terrorism; (x) the ability to attract and retain highly qualified employees; (xi) fluctuating currency exchange rates; and (xii) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release.